EXHIBIT 8.3A

                    FULBRIGHT & JAWORSKI L.L.P.
            A Registered Limited Liability Partnership
                          Fulbright Tower
                     1301 McKinney, Suite 5100
                     Houston, Texas 77010-3095
                         www.fulbright.com

                                                 TELEPHONE:(713) 651-5151
                                                 FACSIMILE:(713) 651-5246


                           July 1, 2005

Kaneb Pipe Line Partners, L.P.
2435 N. Central Expressway, Suite 700
Richardson, Texas  75080

Ladies and Gentlemen:

In connection with the proposed merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of October 31, 2004 (the "Merger Agreement"), by and among Valero L.P. ("VLI"), Riverwalk Logistic, L.P., Valero GP LLC ("Valero GP"), VLI Sub B LLC, Kaneb Partners Pipe Line Partners, L.P. ("KPP") and Kaneb Pipe Line Company LLC ("Kaneb GP"), you have requested our opinion regarding the U.S. federal income tax consequences of the Merger to KPP and the KPP Unitholders that are described below. Descriptions of the parties and of the Merger and related transactions are set forth in the Merger Agreement and the joint proxy statement/prospectus forming a part of the registration statement on Form S-4 (Reg. No. 333-120726, as amended, the "Registration Statement") filed on January 25, 2005, with the Securities and Exchange Commission (the "SEC") by VLI pursuant to the Securities Act of 1933, as amended (the "Act"). Unless otherwise defined herein, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

In rendering our opinion set forth below, we have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated as described in the Registration Statement and solely in accordance with the Merger Agreement, with none of the terms or conditions of the Merger Agreement being amended, waived or modified. Additionally, we have examined and relied upon the accuracy and completeness, both initially and continuing as of the effective time of the Merger (the "Effective Time"), of (i) the statements, facts, information, evaluations, covenants, representations and warranties contained in the Merger Agreement, the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, and (ii) the statements, facts, information, evaluations, covenants, representations and warranties made or provided by, or on behalf of, whether written or oral, KPP and VLI, including factual representations set forth in letters dated the date hereof by Valero GP and Kaneb GP (the "Representation Letters"). We have also assumed that such statements, facts, information, evaluations, covenants, representations and warranties are true, and will continue to be true as of the Effective Time, without regard to any qualification as to knowledge or belief. Any variation or difference in any of the aforementioned statements, facts, information, evaluations, covenants, representations, warranties or assumptions or breach or failure of any of the aforementioned covenants could adversely affect our opinion.

In rendering our opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service ("IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial authorities,
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Kaneb Pipe Line Partners, L.P.
July 1, 2005
Page 2


rulings and other administrative interpretations and such other authorities are subject to change at any time and possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could adversely affect our opinion set forth below.

Based upon the foregoing and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that, except with respect to cash received in lieu of a fractional VLI Common Unit:

      (i) KPP will not recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code), and

      (ii) no gain or loss will be recognized by holders of KPP Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code); PROVIDED, that such opinion shall not extend to any KPP Unitholder who acquired KPP Units from KPP in exchange for property other than cash.

Our opinion set forth above is an expression of professional judgment, is not a guarantee of a result and is not binding upon the IRS or any court. Accordingly, no assurance can be given that our opinion set forth above will be sustained by a court if challenged by the IRS.

Except as set forth above, we express no opinion to any party as to the federal, state, local or foreign tax consequences of the Merger or of any transactions related thereto or contemplated by the Merger Agreement or describe in the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion may not be relied upon by anyone else without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the SEC issued thereunder.

                                  Very truly yours,




                                  Fulbright & Jaworski L.L.P.